Exhibit 4.1

PROMISSORY NOTE

$2,000,000.00 September 15, 2025

(the “Effective Date”)

FOR VALUE RECEIVED, LM Funding America, Inc., a Delaware corporation (the “Borrower”), promises to pay to the order of SE & AJ Liebel Limited Partnership (the “Lender”), in the manner hereafter specified, the maximum principal sum of Two Million and 00/100 Dollars ($2,000,000.00), together with interest as provided below (the “Loan”). Principal and interest shall be paid in lawful money of the United States of America. This Promissory Note evidences the Loan indebtedness and is referenced hereunder as the “Note”.

A.
Commencing on the Effective Date, Interest shall accrue at a rate of 12% per annum.

B.
Subject to the terms and conditions of the Loan Agreement as amended by the Amendment to Loan Agreement and Loan Documents of even date herewith (i) on the Effective Date, the Lender shall loan the sum of $1,300,000.00 to the Borrower and (ii) on October 15, 2025 (or other date reasonably agreed upon by the Lender and the Borrower) the Lender shall loan an additional amount of up to $700,000.00 as determined by the Borrower and approved by the Lender.

C.
Beginning on October 15, 2025 and continuing on the last business day of each month thereafter until the Maturity Date (hereinafter defined), the Borrower shall make monthly payments of interest only on the then outstanding principal balance. The entire principal balance, together with accrued and unpaid interest, shall be payable in lawful money of the United States of America at the address of Lender on or before September 15, 2027 (the “Maturity Date”)

Daily interest under this Note shall be computed on the basis of a 365-day year for the actual number of days elapsed. Any payment hereunder shall be applied first to accrued and unpaid interest, second to principal and the balance, if any, to unpaid fees.

Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the Loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Borrower may prepay all or any portion of the principal balance of the Loan. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse” or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to SE & AJ Liebel Limited Partnership at 1714 Independence Blvd, Sarasota, FL 34234.

This Note is secured by liens and security interests, and those liens and security interests, as well as other terms related to the Loan, are evidenced by a Loan Agreement of even date herewith (the “Loan Agreement”), a Pledge Agreement of even date herewith, a Security Agreement of even date herewith executed by Borrower in favor of Lender, Commercial Guarantees of even date herewith executed by each of LM Funding, LLC and US Digital Mining and Hosting Co., LLC, and Security Agreements of even date herewith executed by each of LM Funding, LLC and US Digital Mining and Hosting Co., LLC. This Note shall be governed by Florida law and venue shall be in Manatee County, Florida.

In addition to any rights of Lender under the Loan Agreement, the Pledge Agreement and other Loan Documents, Lender, upon the occurrence of an Event of Default (as defined in the Loan Agreement), may set off against the Loan any debt or claim owed by Lender in any capacity to each maker, endorser, accommodation party, guarantor or other obligor under this Note, whether or not due, upon written notice of the Event of Default to the Borrower.

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Time is of the essence of this Note. If an Event of Default is not cured within the applicable cure period, Lender may, at Lender’s option, accelerate this Note and declare the entire principal sum immediately due and payable, together with accrued interest and fees. If the Borrower or any endorser, accommodation party, guarantor, or other obligor under this Note becomes insolvent or bankrupt, or if any Borrower is dissolved, then Lender may immediately, at Lender’s option and without notice (Borrower hereby expressly waives notice of default), accelerate this Note and declare the entire remaining principal sum immediately due and payable, together with accrued interest and fees. In addition, the entire principal amount, plus accrued interest shall be due and payable at the time of any transfer, sale, assignment or other type of disposition of, or at the time of any attachment of any encumbrance, lien or charge against, any portion of the property referenced in the Pledge Agreement, the Security Agreements and/or the Loan Agreement, unless Lender consents to the transfer or lien.

Upon the occurrence of an Event of Default, each party liable for the payment hereof, as maker, endorser, guarantor, or otherwise, shall pay Lender, in addition to the sums stated above, reasonable attorney’s fees, which shall include attorney’s fees for trial, appellate, bankruptcy, reorganization, and other proceedings, together with all other reasonable collection costs incurred, whether or not suit is brought. Immediately upon the occurrence of an event of default (without regard to any applicable notice and cure period), the Loan Obligations and any judgment entered on account of this Note, shall bear interest at the rate of 25% per annum or the maximum rate permitted by law. After a judgment is entered on account of this Note, the post-judgment interest rate shall be 25% per annum or the maximum rate permitted by law.

No delay or omission on the part of Lender in exercising any rights hereunder shall operate as a waiver of such right or of any other right under this Note.

So long as Lender has not exercised its right to accelerate as provided hereunder, in the event any periodic payment required under this Note is not received by Lender within three (3) days of the date when the payment is due, Borrower shall pay Lender a late charge of ten percent (10%) of the unpaid portion of the late payment. The parties agree that such charge is a fair and reasonable charge for late payment and shall not be deemed a penalty. Failure to exercise this option shall not constitute a waiver of the right to exercise the option in the event of any subsequent default.

Nothing contained herein, nor in any instrument or transaction related hereto, shall be construed or shall operate to require Borrower, or any person liable for payment of the Loan, to pay interest at a rate greater than the highest rate permissible under applicable law. Should any interest paid by Borrower or paid by any parties liable for the payment of the Loan, result in interest in excess of the highest rate permissible under applicable law, whether now or hereafter in effect, then any and all such excess shall be automatically credited against and paid in reduction of the principal balance, and any portion of said excess which exceeds the principal balance shall be paid by Lender hereof to Borrower and any parties liable for the payment of the Loan.

Each person liable hereon whether as maker, endorser, guarantor or otherwise waives presentment, demand and protest, and waives notice of protest, notice of dishonor and any other notice. Each maker or endorser expressly consents to any and all extensions, modifications and renewals, in whole or in part, including but not limited to changes in payment schedules and interest rates, and to all delays in time of payment or other performance which Lender may grant or permit at any time and from time to time, and to additions to, releases, reductions or exchanges of or substitutions for any collateral without limitation and without any notice to or further consent of any maker, endorser, guarantor, accommodation party or any other person.

This Note may only be assigned by the Lender with the consent of the Borrower. Written notice of such an assignment shall be given to Borrower and in the event of such an assignment, the assignee shall succeed to all of Lender’s rights hereunder, as well as its duties, responsibilities and obligations.

For and in consideration of the funding of this Loan by Lender, Borrower hereby agrees to cooperate or to re-execute any and all loan documentation deemed necessary or desirable in the Lender’s discretion, in order to correct or to adjust for any clerical errors or omissions contained in any document executed in connection with this Loan.

Whenever used herein, the terms “Lender” and “Borrower” shall be construed in the singular or plural as the context may require or admit.

[Execution Page Follows]

[Signature Page to Promissory Note]

Borrower has executed this Note as of the Effective Date.

LM Funding America, Inc., a Delaware corporation

By:/s/ Bruce Rodgers_______

Name: Bruce Rodgers

Title: Chief Executive Officer

State of

County of

The foregoing instrument was acknowledged before me by means of ☐ physical presence or ☐ online notarization, this ____ day of September, 2025 by Bruce Rodgers as Chief Executive Officer of LM Funding America, Inc. He is personally known to me, or □ produced a valid ________ driver’s license or □ ________________________ as identification.

(Seal)	Notary Public My Commission Expires: